UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


                               BLUE HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                           (Title Class of Securities)

                                   095602 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   MAY 9, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)
|X|      Rule 13d-1(c)
         Rule 13d-1(d)

--------------------------------------------------------------------------------
                              CUSIP No. 095602 10 8

--------------------------------------------------------------------------------

-------- -----------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         DAVID WEINER
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)
                                                                   (b)
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES OF AMERICA
-------- -----------------------------------------------------------------------
  NUMBER OF       7     SOLE VOTING POWER

    SHARES              2,144,341
              --------- --------------------------------------------------------
 BENEFICIALLY     8     SHARED VOTING POWER

OWNED BY EACH           0
              --------- --------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER

 PERSON WITH            2,144,341
              --------- --------------------------------------------------------
                 10     SHARED DISPOSITIVE POWER

                        0
------------------------- -------- ---------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,144,341
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 7.7% (1)
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

                             IN
-------- -----------------------------------------------------------------------

(1) Based on a total of 27,982,200 shares of the Issuer's common stock issued and outstanding on April 28, 2008, as reported on the Issuer's amended Annual Report on Form 10-K filed on April 29, 2008.

ITEM 1(A).        NAME OF ISSUER:

                           Blue Holdings, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           5804 East Slauson Avenue
                           Commerce, California 90040

ITEM 2(a).        NAME OF PERSON FILING:

                           David Weiner

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           3940 Laurel Canyon Boulevard, Suite 327
                           Studio City, California  91604

ITEM 2(c).        CITIZENSHIP:

                           United Stated of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.001 per share

ITEM 2(e).        CUSIP NO.:

                           095602 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                           Not applicable.

ITEM 4.           OWNERSHIP.

                           Included in rows 5 through 9 and 11 on page 2.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                           Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10.          CERTIFICATIONS.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





May 14, 2008                                      /S/ DAVID WEINER
                                          --------------------------------------
                                                  David Weiner